Exhibit 99.1

Amendment No. 2 to Exclusivity Agreement

Reference is made to that Exclusivity Agreement (the “Exclusivity Agreement”), dated as of June 11, 2017, by and between Sharing Economy International Inc. (formerly known as Cleantech Solutions International, Inc.) (“SEII”), a company organized and existing under the laws of the state of Nevada, and ECrent Capital Holdings Limited (“ECrent”), a company incorporated in the British Virgin Islands, and that Amendment No.1 to Exclusivity Agreement (the “Amendment No.1”), dated as of September 11, 2017, by and between SEII and ECrent. SEII and ECrent are hereinafter referred to as the “Parties” to this Amendment No.2 to Exclusivity Agreement (the “Amendment”).

All capitalized terms used but not defined herein shall have the meanings ascribed to them under the Exclusivity Agreement. The Parties hereby further acknowledge and agree as follows:

1.       Extension of Exclusivity Period

The Parties hereby agree to amend and restate Article 1 of the Exclusivity Agreement (as amended pursuant to the Amendment No.1) in its entirety as follows:

“The Parties hereby agree to engage in exclusive discussion (the “Discussion”) regarding (a) a potential acquisition by SEII of ECrent and/or any of its subsidiaries or otherwise all or part of the Business, and/or (b) potential business cooperation arrangements between SEII and ECrent (the “Potential Transaction”) during the period commencing on the date hereof and ending on the date that is 12 months after the date hereof (the “Exclusive Period”). ECrent agrees that, without the prior written consent of SEII, during the Exclusive Period, neither ECrent nor its agents, representatives or advisors will contact, discuss or negotiate with any third party (other than those with SEII’s authorization) with respect to (i) any transaction relating to the sale, acquisition, exchange, pledge, or transfer of any securities of ECrent and/or its subsidiaries; (ii) any transaction relating to the sale of all or part of the Business; (iii) any business cooperation; or (iv) any other matters that may adversely affect the Potential Transaction or the Discussion.”

2.       Remaining Provisions

Except as expressly amended in the manner specified in this Amendment, all other provisions under the Exclusivity Agreement shall continue in full force and effect. This Amendment may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

3.       Governing Law

This Amendment shall be governed by, and constructed in accordance with, the laws of the State of New York.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

Sharing Economy International Inc.

By:	/s/ Lau Ping Kee
Name:	LAU PING KEE
Title:	DIRECTOR

ECrent Capital Holdings Limited

By:	/s/ Chan Tin Chi
Name:	CHAN TIN CHI
Title:	DIRECTOR

[Signature Page to Amendment No.1 to Exclusivity Agreement]